Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investor Relations	Gerri Vance
Equiti-trend LLC	Lifestream Technologies
(800) 585-6988	208-457-9409 ext. 1221
(858) 436-3350 local/international	gerriv@lifestreamtech.com
LFTC@equititrend.com

LIFESTREAM TECHNOLOGIES SIGNS AGREEMENT WITH POLYMER FOR NEW CHOLESTEROL/HDL TEST

Lifestream to bring a new Cholesterol/HDL test to market.

Post Falls, Idaho—December 13, 2005 — Lifestream Technologies, Inc. (OTCBB:LFTC), a leading supplier of cholesterol monitors, announced  today that it has entered into an agreement with Polymer Technology Systems, Inc., for supply of test strips for its new Cholesterol/HDL monitor.

“We are pleased that Lifestream and Polymer will collaborate to bring consumers the ability to measure not only total cholesterol but also HDL cholesterol,” said Christopher Maus, Lifestream’s CEO. “Now, those who know both their total and HDL cholesterol can determine if they have a ratio that increases or decreases their risk for coronary heart disease. The addition of this important test will compliment our present product and expand our market opportunities.”

The supply relationship with Polymer meets the stringent quality standards required by Lifestream and provides the Company with a very competitive price. Requested by consumers and pharmacists alike, the HDL cholesterol test will give consumers an additional tool in monitoring their risk for heart disease. The Cholesterol:HDL ratio is a better indicator of the number one cause of death, heart disease, than cholesterol alone. Consumer awareness for cholesterol testing and heart disease can be significantly increased with the addition of this new chemistry.

“Polymer is pleased to be partnering with Lifestream on this project,” stated Robert S. Huffstodt, Polymer’s CEO. “This agreement is beneficial for both companies, and expands the choices for the health conscious consumer. The ability to perform both tests with one analyzer is more cost effective for the consumer and allows them to monitor two risk factors important in preventing or managing heart disease.”

About Polymer Technology Systems, Inc.

Polymer Technology Systems, Inc. (PTS), is a privately held, medical device company that has developed a family of proprietary products to rapidly and accurately test cholesterol and other lipids in the blood. Millions worldwide are at risk for cardiovascular disease – the leading cause of death in the U.S. today – and may not know it. Increasing awareness by regularly monitoring their levels may reinforce lifestyle changes and/or drug treatments designed to reduce their level of risk.

PTS’ unique technology has led to the first and only FDA-cleared and CLIA-waived blood testing analyzer suitable for both the professional point of care testing market and the home testing market. The PTS system consists of the CardioChek™ family of instruments, and PTS PANELS™ Test Strips, which can test total cholesterol, HDL cholesterol, LDL cholesterol, triglycerides, as well as other analytes.

About Lifestream Technologies, Inc.

The Company developed and currently markets a cholesterol monitor to consumers and healthcare professionals that provides total cholesterol test results in three minutes.

The Company’s product aids the health conscious consumer in monitoring their risk of heart disease. By regularly testing cholesterol at home, individuals can monitor the benefits of their diet, exercise and/or drug therapy programs. Monitoring these benefits can support the physician and the individual’s efforts to improve compliance. Lifestream’s products also integrate a smart card reader further supporting compliance by storing test results on an individual’s personal health card for future retrieval, trend analysis and assessment.

Lifestream’s monitors are affordable, hand-held devices that provide users with accurate results in less than three minutes. The product line has been designed to accommodate The Data Concern™ Personal Health Card® allowing multiple users the ability to store their personal results. Lifestream’s products are now available in pharmacy and retail outlets nationwide. To find retailers that carry Lifestream’s products, go to “Store Locator” on www.knowitforlife.com or contact Customer Care at 888-954-LIFE. For Company information, visit www.lifestreamtech.com.

###

This news release includes certain forward-looking statements within the meaning of the safe harbor protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties, and in particular statements referring to our expectations for increased market penetration and improved gross margins from our recently introduced second generation consumer monitors and statements regarding our expectations that we can obtain necessary additional financing and investment. These forward-looking statements involve risks and uncertainties that could cause actual results to differ from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions given our knowledge of the relevant markets; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: the success of our capital-raising and cost-cutting efforts, developing and marketing relatively new medical diagnostic devices, including technological advancements and innovations; consumer receptivity and preferences; availability, affordability and coverage terms of private and public medical insurance; political and regulatory environments and general economic and business conditions; the effects of our competition; the success of our operating, marketing and growth initiatives; development and operating costs; the amount and effectiveness of our advertising and promotional efforts; brand awareness; the existence of adverse publicity; changes in business strategies or development plans; quality and experience of our management; availability, terms and deployment of capital; labor and employee benefit costs; as well as those factors discussed in our most recent Registration Statement on Form SB-2 filed January 12, 2005, and in “Item 1 – Business,” “Item 6 – Management’s Discussion and Analysis or Plan of Operation,” particularly the discussion under “Risk Factors - Substantial Doubt regarding our Ability to Continue as a Going Concern”  and elsewhere in our most recent Annual Report on Form 10-KSB for our fiscal year ended June 30, 2005, and the 10-QSB for the quarter ended September 30, 2005, all filed with the United States Securities and Exchange Commission. Readers are urged to carefully review and consider the various disclosures made by us in this report, in the aforementioned Form SB-2 and Forms 10-KSB and 10-QSB, and those detailed from time to time in our other reports and filings with the United States Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that are likely to affect our business.